EXHIBIT 4.1

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”) dated as of October 19, 2015 between Affinion Group Holdings, Inc., a Delaware corporation (the “Issuer”), and Wells Fargo Bank, National Association, a national banking association, as trustee and collateral agent (in both such capacities, the “Trustee”), under the Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of December 12, 2013, providing for the issuance of the Issuer’s 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture with the written consent (the “Consents”) of Holders of (i) with respect to eliminating substantially all of the restrictive covenants and certain of the default provisions, at least a majority in principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture and (ii) with respect to releasing the collateral securing the Existing Holdings Notes, at least two-thirds in principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture (collectively, the “Required Consents”);

WHEREAS, the Issuer has offered to exchange (the “Exchange Offer”) any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement dated September 29, 2015 (as it may be amended or supplemented from time to time, the “Offering Memorandum”);

WHEREAS, in connection with the Exchange Offer, the Issuer has solicited consents from Holders to the amendments contained herein and the release of all of the Liens (as defined in the Indenture) on the Collateral (as defined in the Indenture) securing the Notes (collectively, the “Proposed Amendments”) and the execution of this Supplemental Indenture;

WHEREAS, the Issuer has received Consents to the Proposed Amendments and the execution of this Supplemental Indenture from Holders of at least two-thirds in principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture, and accordingly the Issuer has received the Required Consents;

WHEREAS, this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes; and

WHEREAS, pursuant to Section 9.06, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, (i) the Issuer and (ii) the Trustee, strictly on the basis of Holder consent, authorization and direction, as evidenced by the Required Consents, mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the date hereof; provided that the amendments to the Indenture set forth in Section 2 hereof and the release of the Collateral set forth in Section 3 hereof shall not become operative until (i) the Issuer pays the Total Consideration or Exchange Consideration (each as defined in the Offering Memorandum), as applicable, in each case to Holders who have validly tendered (and not withdrawn) Notes (along with the related consents) in accordance with the terms of the Offering Memorandum and (ii) the Issuer informs the Trustee in writing that the payments in clause (i) have been made (the “Amendment Effective Time”). If the Amendment Effective Time does not occur (a) on or prior to the Settlement Date (as defined in the Offering Memorandum) for the Exchange Offer or (b) prior to the Termination Date (as defined in the Support Agreement, dated as of September 29, 2015, by and among the Issuer, Affinion Group, Inc., Affinion Investments, LLC, Affinion Investments II, LLC, Affinion International Holdings Limited and certain holders of Notes parties thereto, as amended from time to time), or if the Exchange Offer is not otherwise consummated for any reason upon the terms and conditions described in the Offering Memorandum, then the terms of this Supplemental Indenture shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.

2. Amendments to Indenture. The Indenture is hereby amended by:

(a) adding to Section 1.01 of the Indenture:

“Amendment Effective Time” shall mean the “Amendment Effective Time” as defined in Supplemental Indenture No. 1 dated as of October 19, 2015, between the Issuer and the Trustee and Collateral Agent.

(b) deleting from Article 1 of the Indenture, in their entirety, those terms, and the respective meanings assigned thereto, that are referred to solely in the provisions of those Sections and subsections of the Indenture that will be amended by deleting the text of each such Section or subsection, as the case may be, in its entirety, as a result of the execution of this Supplemental Indenture.

(c) deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety, with such sections and references having no further force or effect:

Section 4.02	Reports and Other Information

Section 4.03	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Section 4.04	Limitation on Restricted Payments

Section 4.05	Dividend and Other Payment Restrictions Affecting Subsidiaries

Section 4.06	Asset Sales

Section 4.07	Transactions with Affiliates

Section 4.08	Change of Control

Section 4.12	Liens

Section 4.14	Impairment of Security Interest

Section 4.15	After-Acquired Collateral

Section 5.01(a)(iv)	Merger, Consolidation or Sale of All or Substantially All Assets

(d) deleting clauses (c), (d), (e), (f), (i), (j), (k) and (l) of the definition of “Events of Default” under Section 6.01 of the Indenture.

3. Release of Collateral. Pursuant to Section 11.03 of the Indenture, all of the Collateral securing the Notes is hereby fully and unconditionally released from the Lien and security interest created by the Security Documents (as defined in the Indenture) and/or the Indenture without any further action on behalf of the Holders, the Issuer or the Trustee. The Trustee, strictly on the basis of Holder consent, authorization and direction, as evidenced by the Required Consents, shall execute, deliver or acknowledge any reasonably necessary or proper instruments of termination, satisfaction or release prepared by the Company to effect the foregoing, including the letter re Global Lien Release in the form attached hereto as Exhibit A.

4. Amendments to Notes. All Notes that have been or will be authenticated pursuant to the Indenture shall be affixed to, stamped, imprinted or otherwise legended by the Trustee with a notation as follows:

“Effective as of the Amendment Effective Time (as defined in Supplemental Indenture No. 1), (i) substantially all of the restrictive covenants and certain of the events of default and related provisions have been eliminated from the Indenture and (ii) all of the liens on the Collateral securing the Notes have been released. Reference is hereby made to said Supplemental Indenture No. 1, copies of which are on file with the Trustee, for a description of the amendments made therein.”

5. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

6. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer. Furthermore, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee enters into this Supplemental Indenture strictly to give effect to the commercial agreement reached between the Issuer and the Holders, and on the basis of Holder consent, authorization and direction, as evidenced by the Requisite Consents. The Issuer hereby reaffirms its obligation under the Indenture to indemnify and hold harmless the Trustee as required under Article 7 of the Indenture, including under Section 7.07 of the Indenture, and in particular (but not limited to) against losses, liabilities, claims, damages or expenses (including the reasonable fees and expenses of its counsel) arising out of or in connection with its execution and performance of this Supplemental Indenture. This indemnity shall survive the final payment in full of the Notes and the resignation or removal of the Trustee solely to the extent expressly provided in Section 8.01(c), Section 7.08 or Section 7.06(d) of the Indenture, as applicable.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

11. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

12. Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, or any proposed amendment to the Indenture shall be held not to have been properly approved by all necessary Holders as required under the Indenture, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President & Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President

[Signature Page to Holdings Supplemental Indenture No. 1]

EXHIBIT A

FORM OF LETTER RE GLOBAL LIEN RELEASE

WELLS FARGO BANK, NATIONAL ASSOCIATION

150 East 42nd Street, 40th Floor

New York, NY 10017

[●], 2015

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06095

Re:	Global Lien Release

Ladies and Gentlemen:

References are made to (a) that certain Indenture, dated as of December 12, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”), providing for the issuance of the Company’s 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 (the “Notes”), and (b) the Security Documents (as defined in the Indenture) and all guarantees, security agreements, charges, collateral agreements, mortgages, pledge agreements, assignments and other documents and instruments relating thereto (together with the Indenture, collectively the “Note Documents”). All capitalized terms used herein but not defined herein shall have the meanings set forth in the Indenture.

The Company and the Trustee and Collateral Agent entered into Supplemental Indenture No. 1 dated as of October 19, 2015 (the “Supplemental Indenture No. 1”), pursuant to which, among other things, the Trustee and Collateral Agent, strictly on the basis of Holder consent, authorization and direction, as evidenced by the Required Consents (as defined in Supplemental Indenture No. 1), has agreed to discharge all Liens and security interests created by the Note Documents as of the Amendment Effective Time (as defined in Supplemental Indenture No. 1).

Subject to the terms of Supplemental Indenture No. 1, the Trustee and Collateral Agent hereby confirms and acknowledge the occurrence of the Amendment Effective Time. In connection therewith, the Collateral Agent, on behalf of itself, the Trustee and the Holders, and strictly on the basis of Holder consent, authorization and direction, as evidenced by the Required Consents:

(1)	hereby releases and discharges all of the right, title and interests (including, without limitation, security interests) of the Collateral Agent, the Trustee and the Holders in and to all of the Collateral in which the Company granted in favor of the Collateral Agent, for the benefit of the Collateral Agent, the Trustee and Holders, a security interest pursuant to the Note Documents;

1

(2)	agrees to execute, at the sole expense of the Company, any Lien releases, mortgage releases, re-assignments, discharge of security interests, and other similar discharge, release or assignment documents (and if applicable, in recordable form) as the Company from time to time reasonably may request, which instruments evidence the above referenced release of the Collateral Agent’s Lien on and security interest in the assets of the Company, as they may relate to the Note Documents;

(3)	hereby authorizes the Company (or the designee of the Company including counsel to the Company) to file termination of financing statements or other filings of security interests, Liens, pledges or assignments on which the Collateral Agent is designated as the secured party and the Company as the debtor, as they may relate to the Note Documents; and

(4)	agrees to take all reasonable additional steps requested by the Company as may be necessary to release its security interests in the Collateral.

This letter agreement shall be construed in accordance with and governed by the laws of the State of New York (without giving effect to the conflict of laws principles thereof).

This letter agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same letter agreement. Delivery of this letter agreement may be effected by facsimile transmission or electronic mail in portable document format.

[signatures appear on the following pages]

2

The undersigned parties have caused this letter agreement to be executed and delivered by their respective duly authorized representatives to evidence their respective consent to be bound by the terms of this letter agreement.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
	Name:	Martin Reed
	Title:	Vice President

[Signature Page to Global Lien Release Letter – Holdings’ 13.75%/14.50% Senior Secured PIK/Toggle Notes]

ACKNOWLEDGED AND AGREED TO:

AFFINION GROUP HOLDINGS, INC.

By:
	Name:	Gregory S. Miller
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Global Lien Release Letter – Holdings’ 13.75%/14.50% Senior Secured PIK/Toggle Notes]